Exhibit 99-B.4.7

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


The contract is endorsed to permit the contract to be used to pay benefits under a pension or profit sharing plan qualified under Section 401(a) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the contract, this endorsement controls.

Nontransferable. The contract is nontransferable in accordance with Code Section 401(g). The contract may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p). This restriction shall not apply to the trustee of any trust described in Code Section 401(a), which is exempt from tax under Section 501(a).

Contract Holder. The Contract Holder must be the employer sponsoring the plan or, if the plan has a trust, the trustee of such trust. The Contract Holder may assign ownership of the contract to the Participant in which case the Participant shall become the Contract Holder.

Participant. The Participant is the participant under the Code Section 401(a) plan on whose behalf the contract is purchased.

Beneficiary. If the Contract Holder is the employer or plan trustee, the Beneficiary is the Contract Holder. If the contract has been assigned to the Participant, the Participant shall name a Beneficiary. However, if the contract is subject to ERISA and the Participant is married, the Participant must name the spouse as Beneficiary of 50% of any remaining Guaranteed Payments. However, if the Participant has attained age 35, an alternate Beneficiary may be named for this portion of the contract provided the Participant furnishes to Aetna a waiver and spousal consent satisfying the requirements of Code Section 417. Any Beneficiary may be named for the balance without the consent of the spouse.

Distributions. The Annuity payments will only be paid to the Contract Holder, or to the Participant at the direction of the Contract Holder.

Death Benefit. At the death of the Annuitant, Aetna will pay any remaining Guaranteed Payments, as directed by the Contract Holder or, if the Participant is the Contract Holder, by the designated Beneficiary. If the contract is subject to ERISA, the Contract Holder who is not the Participant must certify in a form acceptable to Aetna that the distribution to a non-spouse plan beneficiary complies with the waiver and spousal consent requirements of Code
Section 417. In the absence of such certification, payment will be made to the Contract Holder.

Commutation/Partial Commutation. If the Contract is subject to ERISA and the Contract Holder has a right of commutation under this contract, to exercise such right the Contract Holder must certify in a form acceptable to Aetna that the distribution complies with the waiver and spousal consent requirements of Code
Section 417. In the absence of such certification, Aetna will pay the commuted value to the Contract Holder provided the Contract Holder is the employer or plan trustee.

Endorsed and made a part of the contract as of the Contract Effective Date.




                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company

E401SP96